Exhibit 99.1

Contacts:	Sue Cheung Vice President, Finance and Chief Accounting Officer (408) 990-4000 scheung@quicklogic.com	Andrea Vedanayagam Veda Communications (408) 656-4494 ir@quicklogic.com

QuickLogic Regains Compliance with NASDAQ
Minimum Bid Price Listing Requirement

Sunnyvale, CA - January 3, 2017 - QuickLogic Corporation (NASDAQ: QUIK), a developer of ultra-low power programmable sensor processing SoCs, display bridges, FPGAs, and embedded FPGA IP, today announced that it has received a letter dated December 29, 2016 from the NASDAQ Listing Qualifications notifying the Company that it has regained compliance with the requirement of the NASDAQ Global Market to maintain a minimum bid price of $1.00 per share.

The letter noted that as of December 28, 2016, the Company evidenced a closing bid price of its common stock in excess of the $1.00 minimum requirement for at least ten consecutive trading days. Accordingly, the Company has regained compliance with NASDAQ Market Place rule 5450(a) (1) and NASDAQ considers the matter closed.

About QuickLogic
QuickLogic Corporation (NASDAQ: QUIK) enables OEMs to maximize battery life for highly differentiated, immersive user experiences with smartphone, wearable and IoT devices. QuickLogic delivers these benefits through industry leading ultra-low power customer programmable SoC semiconductor solutions, embedded software, and algorithms for always-on voice and sensor processing. The company's embedded FPGA initiative also enables SoC designers to easily implement post production changes, and increase revenue by providing hardware programmability to their end customers. For more information about QuickLogic, visit www.quicklogic.com.

The QuickLogic logo and QuickLogic are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Code: QUIK-G

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